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THE LOEWEN GROUP INC.
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(TSE: LWN)                                                                  NEWS

All amounts shown in US Dollars

Media Contact:    James Hoggan & Associates Inc.
                  Karen Cook Boas or Anna Wright
                  (604) 739-7500 or
                  Email kcook@hoggan.com
                  Email awright@hoggan.com

Investor Contact: (800) 347-7010

                             FOR IMMEDIATE RELEASE

              THE LOEWEN GROUP REPORTS THIRD QUARTER 2000 RESULTS

             o Reorganization Progress Continues towards Emergence

      o Loewen expects to file Plan of Reorganization by November 15, 2000

                       -----------------------------------

VANCOUVER, BC -- October 30, 2000 -- THE LOEWEN GROUP INC. (TSE: LWN), today announced its unaudited results for the quarter ended September 30, 2000 and commented on the progress of its reorganization since the Company was granted court protection from creditors on June 1, 1999. Earnings from operations were $16.6 million in the third quarter, down $4.3 million from the same quarter of 1999. After pre-tax reorganization costs of $11.0 million, the Company reported a net loss of $3.0 million on gross revenue of $206.2 million for the quarter ended September 30, 2000. This compares with a net income of $1.9 million after pre-tax reorganization costs of $11.2 million on gross revenue of $234.0 million for the quarter ended September 30, 1999.

For the nine months ended September 30, 2000, earnings from operations, before deducting non-cash provisions for asset impairment, were $87.6 million compared with $109.5 million for the same period in 1999. For the nine months ended September 30, 2000, the Company reported a net loss of $56.5 million after a pre-tax asset impairment of $92.0 million on gross revenue of $681.9 million compared to a net loss of $96.5 million on gross revenue of $800.3 million for the nine months ended September 30, 1999. The Company's cash position as of September 30, 2000 was $138.5 million, an increase of $83.3 million from December 31, 1999.

REORGANIZATION PROGRESS

John S. Lacey, Chairman of the Board, stated "We are continuing to make excellent progress in the reorganization of the Company. The restructuring of operations management has now been completed in all of our U.S. markets. Each of the new market management teams is focused on establishing Loewen as a leader in customer service in every region in which the Company does business. Over the longer term, the efforts of our new market management teams should result in improved customer service and should strengthen the Company's competitive position."


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Mr. Lacey added, "Looking back over the past nine months, I am impressed by the way in which Loewen's employees have embraced change and have committed themselves to reinventing our business. Much has been accomplished, but there is considerable work still to be done. We are improving our information systems, enhancing purchasing functions and continuing to re-engineer our administrative processes. The Company's efforts to reduce general and administrative expenses are ahead of schedule."

The Company continues its intensive efforts to evaluate and resolve claims and to address other issues presented by the Chapter 11 and CCAA proceedings. Over the past two months, the Company has engaged in extensive discussions with major creditor groups relating to the terms of the Company's reorganization. "As we have stated before," Mr. Lacey said, "we are committed to emerging from Chapter 11 and the CCAA proceedings at the earliest feasible time. To that end, the Company expects to file with the U.S. Bankruptcy Court on or before November 15, 2000, a Plan of Reorganization and Disclosure Statement that will describe the proposed structure and business operations of the reorganized company and will provide a proposed schedule of creditor recoveries. The Plan will propose that the Company's 7.75% Series 3 Senior Notes, 8.25% Series 4 Senior Notes, 7.20% Series 6 Senior Notes, 7.60% Series 7 Senior Notes and 6.70% Pass-Through Asset Trust Certificates (collectively, the "Subject Debt") all be treated as secured debt of the Company. This Plan, which is subject to Court and creditor approval, will represent a major step forward in the restructuring of the Company. There can be no assurance, however, that the Bankruptcy Court will approve the Plan of Reorganization in the form proposed, including the Company's proposal to treat the Subject Debt as secured debt of the Company. Further, the Company anticipates that certain creditors of the Company are likely to challenge the proposed Plan. Moreover, it is regrettable that it is not expected that there will be any value distributed to existing shareholders."

DISPOSITION PROGRAM

Our program to divest non-strategic assets is also moving forward at an accelerated pace. Transactions involving sales proceeds of more than $46 million have either already been approved by the Bankruptcy Court or have been signed and submitted for approval.

BASIS OF PRESENTATION

The Company's attached unaudited interim consolidated statement of operations and deficit, balance sheet and cash flow statement have been prepared on a "going concern" basis in accordance with Canadian generally accepted accounting principles. The going concern basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As a result of the creditor protection proceedings and circumstances relating to this event, including the Company's debt structure, recent losses and level of cash flow, such realization of assets and discharge of liabilities are subject to significant uncertainty.

The interim consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis was not appropriate. If the going concern basis was not appropriate for these interim consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used. Additionally, the amounts reported could materially change as part of


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a plan of reorganization, since the reported amounts in these interim consolidated financial statements do not give effect to all adjustments to the carrying value of the underlying assets or amounts of liabilities that may ultimately result. The appropriateness of the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, the ability to renegotiate and comply with the terms of the DIP financing facility and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

Based in Vancouver, The Loewen Group Inc. currently owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 13,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

                                      # # #

Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the status and progress of the Company's reorganization, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Factors that could cause actual results to differ from the forward-looking information contained in this release include but are not limited to uncertainty relating to the continued progress and timing of the Company's reorganization, the resolution of issues relating to certain indebtedness of the Company and other issues presented by the reorganization, the acceptance of the Company's proposed plan of reorganization, the Company's future competitive position and the continued progress of our disposition program.

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THE LOEWEN GROUP INC.

                         DISCUSSION OF OPERATING RESULTS

THIRD QUARTER OPERATING RESULTS

Funeral home revenues were $135.2 million, a decrease of 0.6 percent from $136.0 million in the third quarter of 1999. On a same store basis, the number of funerals performed was down 0.3 percent compared with the third quarter of 1999. The Company experienced an average revenue per funeral service during the quarter that was 1.8 percent lower than that of 1999. Overall funeral home operating margin in the third quarter of 2000 was 25.9 percent compared with
27.3 percent in the same quarter in 1999. The Company performed approximately 36,300 funeral services during the third quarter of 2000, a comparable amount to the same period a year earlier.

Third quarter cemetery revenues were down 37.2 percent to $46.5 million, compared with $74.1 million in the same quarter in 1999. This continues to reflect changes to the Company's commission structure and pre-need sales program effected in the second quarter of both 2000 and 1999. These changes contributed to the continuing positive cemetery cash flow of $12.3 million for the quarter ended September 30, 2000, compared with cash flow of $18.6 million in the same period last year. Cemetery operating margin was $7.6 million for the quarter compared with $12.9 million for the same period last year.

General and administrative expenses were reduced by $2.1 million or 11.3 percent in the third quarter of 2000 from the same period in 1999, as part of a continuing program to operate more efficiently.

The Company incurred $11.0 million in reorganization costs during the quarter arising from expenses related to the June 1, 1999 filings under Chapter 11 of the U.S. Bankruptcy Code and under the Canadian Companies' Creditors Arrangement Act.

NINE-MONTH OPERATING RESULTS

Funeral home revenues for the nine-month period ended September 30, 2000 were $435.8 million, a decrease of 4.9 percent from $458.1 million in the first nine months of 1999. On a same store basis, the number of funerals performed was down
4.1 percent compared with the same period of 1999. The Company experienced an average revenue per funeral service during the nine months ended September 30, 2000 that was consistent with the same period in 1999. Overall funeral home operating margins in the nine months ended September 30, 2000 were 29.5 percent compared with 32.5 percent in 1999. The Company performed approximately 117,100 funeral services during 2000 compared with 122,000 in the same period a year earlier.
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Cemetery revenues in the first nine months of 2000 were down 36.1 percent to
$172.9 million, compared with $270.7 million in 1999. This reflects the sale of 124 cemeteries on March 31, 1999 and the Company's changes to its commission structure and pre-need sales program effected in the second quarters of both 1999 and 2000. These changes contributed to the improved cemetery cash flow of $53.1 million for the nine months ended September 30, 2000 compared with cash flow of $30.4 million in the same period last year. Cemetery operating margin was $39.9 million for the nine months ended September 30, 2000 compared with $61.4 million for the same period last year.